Exhibit 16.1

March 2, 2012

Securities and Exchange Commission

100 F Street, N.E.,

Washington, DC 20549-7561

Commissioners:

We have read the statements made by SLM Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of SLM Corporation, dated February 27, 2012. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

PricewaterhouseCoopers LLP